Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN  OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT

MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT

IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH

“[***]” TO INDICATE WHERE OMISSIONS  HAVE BEEN MADE.

THE BRIGHAM AND WOMEN’S HOSPITAL, INC.

AMENDED AND RESTATED EXCLUSIVE PATENT LICENSE AGREEMENT

BWH Agreement No: A225271

BWH Case No: 24002

This Amended and Restated Exclusive Patent License Agreement (“Agreement”) is made as of the 20th day of April 2021 (“Signature Date”), by and between TScan Therapeutics, Inc., a Delaware corporation, having a principal place of business at 830 Winter Street, Waltham MA 02451 (“Company”) and The Brigham and Women’s Hospital, Inc., a not-for-profit Massachusetts corporation, with a principal place of business at 75 Francis Street, Boston, Massachusetts 02115 (“Hospital”). Company and Hospital are each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Hospital, as a center for patient care, research and education, is the owner of certain Patent Rights (defined below) developed at least in part by Dr. Stephen Elledge, an Investigator of the Howard Hughes Medical Institute (“HHMI”), and Hospital desires to grant a license of those Patent Rights to Company in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of Products and Processes (defined below).

Company has the capability to commercially develop, manufacture, distribute and use Products and Processes for public use and benefit and desires to license such Patent Rights.

Hospital and Company are parties to a Non-Exclusive Materials License Agreement, BWH Ref. No. A225422, dated October 30, 2018 (“Material License”) and that certain Exclusive Patent License Agreement, BWH Agreement No: A225271, dated December 5, 2018 (“Effective Date”), as previously amended effective as of July 26, 2019 (“Original Agreement”).

The Parties now desire to modify their arrangements under the Original Agreement pursuant to the terms and conditions of this Agreement.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

0.     AMENDMENT AND RESTATEMENT

Hospital and Company hereby agree that, as of the Effective Date, the Original Agreement is hereby amended and restated in its entirety as set forth in this Agreement, and the Original Agreement shall be of no further force or effect from and after the Effective Date.

1.    CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

1.1    “Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party, whether on or after the Effective Date, but only so long as such control exists. The term “control” shall mean (i) in the case of Company, direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors, or (ii) in the case of Hospital, the power, direct or indirect, to elect or appoint fifty percent (50%) or more of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2    “Assay Process” shall mean any process, method or service the use, sale, or performance of which, in whole or in part, absent the license granted hereunder, would infringe, or is covered by, one or more Claims of Patent Rights.

1.3     “Assay Product” shall mean any article, device or composition of matter, the use, sale, or performance of which, in whole or in part, absent the license granted hereunder, would infringe, or is covered by, one or more Claims of Patent Rights.

1.4    “Autoimmune Product” shall mean a Therapeutic Product or Therapeutic Process directed to the treatment of any disease resulting from a disordered immune reaction in which an immune response is produced against one’s own tissues.

1.5    ”Biological Materials” shall mean the cell lines and reagents as further described in Appendix B, and any components, fragments, subunits, and includes Progeny and Unmodified Derivatives (each as defined below) thereof.

1.6     “Biological Materials Field” shall mean use of the Biological Materials for internal research at, and for, the Company, including, without limitation internal drug discovery and internal pre-clinical development in the License Field and specifically to control gene expression and shall exclude any use for Commercial Purpose. For clarity, the Biological Materials, or any Progeny or Unmodified Derivatives, shall not be used in humans or animals for any purposes, including but not limited to therapeutic or diagnostic purposes.

1.7    “Cancer Product” shall mean a Therapeutic Product or Therapeutic Process directed to the treatment of any disease characterized by invasive growths or tumors.

1.8    “Claim” shall mean any pending or issued claim of any Patent Right that has not expired, been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal; provided that a pending claim of any Patent Right will only be considered a “Claim” for purposes of the Agreement if it (i) has not been pending for more than [***] years from the date of the first substantive office action with respect to the pending claim, (ii) continues to be prosecuted in good faith and (iii) has not been abandoned or finally rejected without the possibility of appeal or refiling. For any patent application containing a pending claim that is not considered a “Claim” for the purposes of the Agreement under this Section 1.8(i-iii), such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Hospital shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms. Company and Hospital agree that both Parties shall use good faith negotiations to execute a written amendment to this Agreement that amends the definition of Patent Rights to remove such pending application(s).

1.9     “Clinical Process” shall mean any Therapeutic Process and/or Diagnostic Process.

1.10    “Clinical Product” shall mean any Therapeutic Product and/or Diagnostic Product.

1.11    “Collaborator” shall mean any third party who has entered into a binding written agreement with Company a purpose of which agreement is for the Company to use or practice Assay Products or Assay Processes in connection with the parties’ research or development of one or more Clinical Products or Clinical Processes (such agreement, “Collaboration Agreement”). For the avoidance of doubt, any third party that meets the definition of a Collaborator under this Agreement may also be considered a Sublicensee if and to the extent that the scope and purpose of the agreement between Company and such third party meets the criteria of both a sublicense and a Collaboration Agreement.

1.12    “Commercially Reasonable Efforts” shall mean, with respect to a party’s obligations under this Agreement as to a Product, the carrying out of such obligations with a level of efforts and resources consistent with those typically expended by a similarly situated company in the applicable industry for the research, development and/or commercialization of a similarly situated therapeutic or diagnostic product at a similar stage of development and/or commercialization as such Product, taking into account the anticipated value of the commercial opportunity (disregarding any payments under this Agreement), the prevailing regulatory environment.

1.13    “Commercial Purposes” shall mean the (i) sale, lease, license, or other transfer of Biological Materials to a for-profit organization; (ii) incorporation of the Biological Materials in any product, or the manufacture of any product for sale, which product is sold or otherwise distributed; or (iii) use of the Biological Materials in the provision of any service.

1.14    “Diagnostic Process” shall mean any process, method or service developed by or for (a) Company or any of its Affiliates or Sublicensees (provided that such development by Company or any of its Affiliates or Sublicensees is more than a de minimis amount and is conducted at their own cost without any agreement for reimbursement from a third party) or (b) Collaborators, as applicable, in each case of (a) and (b), that is used or performed for diagnostic or prognostic purposes and is directed to any Identified Target. For clarity, the definition of Diagnostic Process shall not be deemed to include any Therapeutic Process.

1.15    “Diagnostic Product” shall mean any article, device or composition of matter or other diagnostic agent developed by or for (a) Company or any of its Affiliates or Sublicensees (provided that such development by Company or any of its Affiliates or Sublicensees is more than a de minimis amount and is conducted at their own cost without any agreement in place with a third party for reimbursement for such development) or (b) Collaborators, as applicable, in each case of (a) and (b), that is used for diagnostic or prognostic purposes and is directed to any Identified Target. For clarity, the definition of Diagnostic Product shall not be deemed to include any Therapeutic Product.

1.16    “Distributor” shall mean any third party entity to whom Company, a Company, Affiliate or a Sublicensee has granted, express or implied, only the right to Sell any Product or Process pursuant to Section 2.1(b)(ii).

1.17    “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.18    “First Commercial Sale” shall mean the initial Sale anywhere in the applicable License Territory of any Product or Process.

1.19     “First Cut-Off Date” shall mean December 31, 2019.

1.20    “Identified Targets” means biological targets whose epitope sequences are first identified (i) prior to the Second Cut-Off Date and (ii) through Company’s performance of an Assay Process; provided, however, that such biological targets identified under and/or in performance of a Collaboration Agreement will still be considered “Identified Targets” if identified after the Second Cut-Off Date.

1.21    “IND” shall mean an investigational new drug application filed with the FDA prior to beginning clinical trials in humans in the United States, or any comparable application filed with the applicable Regulatory Authority in or for a country or jurisdiction other than the United States.

1.22     “Infectious Disease Product” shall mean a Therapeutic Product or Therapeutic Process directed to the treatment of any disease resulting from the presence and activity of a pathogenic microbial agent.

1.23    “License Field” shall mean the MHC Class I License Field and MHC Class II License Field.

1.24    “License Territory” shall mean worldwide.

1.25    “MHC Class I” shall mean major histocompatibility complex molecules recognized by CD8 co-receptors.

1.26    “MHC Class II” shall mean major histocompatibility complex molecules recognized by CD4 co-receptors.

1.27    “MHC Class I License Field” shall mean any and all MHC Class I uses and applications to identify biological targets that become the basis for therapeutic or diagnostic products or processes.

1.28    “MHC Class II License Field” shall mean any and all MHC Class II uses and applications to identify biological targets that become the basis for therapeutic or diagnostic products or processes.

1.29    “Modifications” shall mean substances created by Company that contain and/or incorporate the Biological Materials, and include, without limitation, modified derivatives.

1.30    “Net Sales” shall be calculated as set forth in this Section 1.30.

(a)	Subject to the conditions set forth below, “Net Sales” shall mean:

(i)

the gross amount billed or invoiced or, if no such bill or invoice is issued, the amount received, whichever is greatest, by Company and its Affiliates, Sublicensees, and Collaborators (each, an “Invoicing Entity”) for or on account of Sales of Products and Processes,

(ii)    less the following amounts [***].

(b)

Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product or Process between or among Company and any Company Affiliate and/or Sublicensee, unless the transferee is the end purchaser, user or consumer of such Product or Process.

(c)	Specifically excluded from the definition of “Net Sales” is consideration included within Other Income.

(d)	No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.

(e)	Net Sales shall be deemed to have occurred and the applicable Product or Process “Sold” on the earliest of the date of billing, invoicing, delivery or payment or the due date for payment.

(f)

If any Assay Product or Assay Process is Sold at a discounted price that is lower than the customary price charged or for non-cash consideration (whether or not at a discount), Net Sales of such Assay Product or Assay Process shall be calculated based on the non-discounted cash amount charged to any independent third party(ies) for such Assay Product or Assay Process during the same Reporting

Period or, in the absence of any such transaction with independent third parties, on the fair market value of such Assay Product or Assay Process. Non-cash consideration that could affect any payment due to Hospital hereunder shall not be accepted as consideration for the Sale of any Assay Product or Assay Process without the prior written consent of Hospital.

(g)

If any Clinical Product or Clinical Process is Sold for non-cash consideration (whether or not at a discount), Net Sales of such Clinical Product or Clinical Process shall be calculated based on the non-discounted cash amount charged to any independent third party(ies) for such Clinical Product or Clinical Process during the same Reporting Period or, in the absence of any such transaction with independent third parties, on the fair market value of such Clinical Product or Clinical Process. Non-cash consideration that could affect any payment due to Hospital hereunder shall not be accepted as consideration for the Sale of any Clinical Product or Clinical Process without the prior written consent of Hospital.

(h)

All reasonable, documented fully-burdened costs incurred by Company or its Affiliates invoiced for an Invoicing Entity’s costs in performing an Assay Process to identify targets are excluded from Net Sales.

1.31    “Other Income” shall mean monetary or non-monetary consideration received by Company from a Collaborator under a Collaboration Agreement. Subject to Section 4.5(g), Other Income shall include, without limitation, any signing fee, annual fee, upfront fee, milestone payment (less any amount owed or paid by Company to Hospital pursuant to Section 4.4 in connection with achievement of the same milestone for which such milestone payment was received from the Collaborator), or option fee but shall exclude:

(a)	consideration included within Net Sales;

(b)

payments received by Company as reimbursements for out-of-pocket costs incurred by Company after the execution of such agreement and not otherwise reimbursed in the preparation, filing, prosecution and maintenance of the Patent Rights, to the extent such amounts are stipulated to be allocated specifically to reimburse such costs under the terms of the applicable agreement;

(c)

amounts actually paid, and/or stipulated to be paid, specifically to cover future reasonable, documented fully-burdened research and development costs for Clinical Products or Clinical Processes incurred by Company after the execution of such agreement, as indicated by inclusion as specific line items in a written agreement between Company and such Collaborator;

(d)	consideration included within Sublicense Income; and

(e)	consideration for the issuance of equity or debt interests in Company to the extent the amount paid for such equity or debt does not exceed fair market value.

1.32    “Patent Rights” shall mean Hospital’s rights in: (a) the patents and/or patent applications (including provision patent applications) listed in Appendix A and/or the equivalent of such applications; (b) any patent applications claiming priority to a provisional application listed in Appendix A and is directed specifically to subject matter described in at least one of the patents or patent applications identified above; (c) any divisional or continuation of any of the foregoing patent applications; (d) any claim of a continuation-in-part application that is entitled to the priority date of any of the patents or patent applications referenced in clause (a) or (b), but only to the extent the claims are directed to subject matter specifically described in at least one of those patents or patent applications; (e) any foreign counterparts of any of the foregoing patents or patent applications or claims thereof; (f) any patents issuing from any of the foregoing patent applications; and (g) any reissues, reexaminations, or extensions (and their relevant international equivalents) of any of the foregoing patents.

1.33    “Phase I Clinical Trial” shall mean a study of a Product or Process in human subjects to determine the initial tolerance, safety or pharmacokinetic information to generate sufficient data (if successful) to commence a Phase II Clinical Trial, as defined in 21 C.F.R. 312.21(a), as amended from time to time, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.34    “Phase III Clinical Trial” shall mean a study of a Product or Process in human patients designed to establish that the Product or Process is safe and efficacious for its intended use and to support approval of the NDA for the commercialization of the Product or Process, as defined in 21 C.F.R. 312.21(c), as amended from time to time, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.35    “Process” shall mean any Assay Process, Diagnostic Process or Therapeutic Process, as the context requires.

1.36    “Product” shall mean any Assay Product, Diagnostic Product or Therapeutic Product, as the context requires.

1.37    “Progeny” shall mean unmodified descendants from the Biological Materials, such as virus from virus, cell from cell, or organism from organism.

1.38    “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations, clearances, waivers or authorizations of any kind of a Regulatory Authority necessary for the manufacture, storage, importation, export, transport, marketing and/or sale of a Product (or any component thereof) in the applicable country or other jurisdiction.

1.39    “Regulatory Authority” means any national or supranational government regulatory authority or entity having the legal authority to grant Regulatory Approval for Products, including without limitation the FDA or the European Medicines Agency.

1.40    “Reporting Period” shall mean each three month period ending March 31, June 30, September 30 and December 31.

1.41    “Second Cut-Off Date” shall mean (a) with respect to biological targets within the MHC Class I License Field, December 31, 2022 and (b) with respect to biological targets within the MHC Class II License Field, September 30, 2023.

1.42    “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, or otherwise to transfer or have transferred a Product or Process for valuable consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process for the benefit of a third party for valuable consideration. For Clinical Products and/or Clinical Processes, Sale shall exclude any sale or other transfer for use in a clinical study or experimental use. For the avoidance of doubt, Sale of Assay Products and/or Assay Processes shall include any sale or other transfer of an Assay Product or Assay Process, respectively, to a third party for use thereof in a clinical study or experimental use.

1.43    “Subcontractor” means a third party whom Company, its Affiliate or a Sublicensee directly engages to research, develop, manufacture or commercialize Assay Products or Assay Processes solely on behalf of and under the direction of Company, its Affiliate or such Sublicensee, as applicable, and solely on a fee-for-service basis; provided, that the term “Subcontractor” shall not include any third party who pays Company, its Affiliate or a Sublicensee any consideration with respect to such engagement.

1.44    “Sublicense Income” shall mean consideration in any form received by Company and/or Company’s Affiliate(s) in connection with or otherwise attributable to a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such grantee is referred to as a “Sublicensee” as defined in this Agreement) to make, have made, use, have used, Sell or have Sold Assay Products or Assay Processes. Sublicense Income shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment, distribution or joint marketing fee), but shall exclude: [***].

1.45    “Sublicensee” shall mean any sublicensee of the rights granted in accordance with Section 2.1(a)(ii) (other than to a Subcontractor). For purpose of this Agreement, a Distributor of an Assay Product or Assay Process shall not be included in the definition of Sublicensee unless such Distributor (i) is granted any right to make, have made, use or have used Assay Products or Assay Processes in accordance with Section 2.1(a)(ii), or (ii) has agreed to pay to Company or its Affiliate(s) royalties on such Distributor’s sales of Assay Products or Assay Processes, in which case such Distributor shall be a Sublicensee for all purposes of this Agreement.

1.46    “Therapeutic Process” shall mean any process, method or service, including all formulations, indications, dosage forms and strengths, and delivery modes thereof, that is (a) developed by or for (i) Company or any of its Affiliates or Sublicensees (provided that such development by Company or any of its Affiliates or Sublicensees is more than a de minimis amount and is conducted at their own cost without any agreement in place with a third party for reimbursement for such development) or (ii) Collaborators, as applicable, (b) used for therapeutic or prophylactic purposes and (c) is directed to Identified Targets. The term “Therapeutic Process” shall not include any therapeutic or prophylactic process, method or service that: (A) is directed to a biological target identified for a third party pursuant to a Sale of an Assay Process, provided that such third party is not a Collaborator; or (B) (1) is marketed for use with a Diagnostic Product and (2) but for the use of or its association with such Diagnostic Product, would not otherwise qualify as a Therapeutic Process. For clarity, different formulations, indications or dosage strengths of a given Therapeutic Process shall be considered the same Therapeutic Process for purposes of this Agreement.

1.47    “Therapeutic Product” shall mean any article, device or composition, including all formulations, indications, dosage forms and strengths, and delivery modes thereof, that is (a) developed by or for (i) Company or any of its Affiliates or Sublicensees (provided that such development by Company or any of its Affiliates or Sublicensees is more than a de minimis amount and is conducted at their own cost without any agreement in place with a third party for reimbursement for such development) or (ii) Collaborators, as applicable, (b) used for therapeutic or prophylactic purposes and (c) is directed to Identified Targets. The term “Therapeutic Product” shall not include any therapeutic or prophylactic article, device or composition (including a large or small molecule) that: (A) is directed to a biological target identified for a third party pursuant to a Sale of an Assay Process, provided that such third party is not a Collaborator; or (B) (1) is marketed for use with a Diagnostic Product and (2) but for the use of or its association with such Diagnostic Product, would not otherwise qualify as a Therapeutic Product. For clarity, different formulations, indications or dosage strengths of a given Therapeutic Product shall be considered the same Therapeutic Product for purposes of this Agreement.

1.48    “Unmodified Derivatives” shall mean substances created by Company that constitute an unmodified functional subunit or product expressed by the Biological Materials.

2.    LICENSE

2.1    Grant of License.

(a)

Subject to the terms of this Agreement and Hospital’s rights in the Patent Rights (including, without limitation, Section 2.5), Hospital hereby grants to Company in the License Field in the License Territory:

(i)	an exclusive, royalty-bearing license under its rights in Patent Rights to make, have made, use, have used, Sell and have Sold, import and offer for sale Assay Products and Assay Processes; and

(ii)

the right to grant sublicenses under the rights granted in Section 2.1(a)(i) to Sublicensees, provided that in each case Company shall be responsible for the performance of any obligations of Sublicensees relevant to this Agreement as if such performance were carried out by Company itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to Hospital.

(b)	The license granted in Section 2.1(a) above includes, without limitation:

(i)

the right to grant to the final purchaser, user or consumer of Assay Products the right to use such purchased Assay Products in a method coming within the scope of Patent Rights within the License Field and License Territory;

(ii)

the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) such Assay Products and/or Assay Processes for or on behalf of Company, its Affiliates and Sublicensees in a manner consistent with this Agreement; and

(iii)

for the avoidance of doubt, the right to practice the claims of the Patent Rights (e.g., to use an Assay Process or Assay Product) for any and all MHC Class I and MHC Class II uses and applications to identify biological targets that become the basis for products or processes, including Clinical Products and Clinical Processes.

(c)

The foregoing license grant shall include the grant of such license to any Affiliate of Company, provided that such Affiliate shall assume the same obligations as those of Company and be subject to the same terms and conditions hereunder; and further provided that Company shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by Affiliate. Company shall provide to Hospital a fully signed, non-redacted copy of each agreement with each Affiliate that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within [***] days of request by Hospital.

(d)	Grant of Biological Materials License.

(i)

Hospital hereby grants and Company hereby accepts a non-exclusive, non-transferable, non-assignable, non-sublicensable right to use the Biological Materials in accordance with the terms of this Agreement, under Hospital’s rights in the Biological Materials, solely in the Biological Materials Field. The Parties understand and agree that rights granted herein do not include the right of the Company to use such Biological Materials or Modifications for Commercial Purposes.

(ii)

The Biological Materials are for use only by or on behalf of Company and are to remain under Company’s immediate and direct control, provided, however, that Company may conduct any of the activities contemplated by this Agreement through or with its Affiliates or Subcontractors provided, however, that: (i) prior to any Affiliate exercising or performing any rights or obligations under this Agreement, such Affiliate shall agree in writing with Company to be bound by the terms and conditions of this Agreement as if it were Company hereunder, including specific written agreement (a) to indemnify, defend and hold HHMI Indemnitees harmless, and carry insurance, under the same terms as Section 8 of this Agreement, and (b) that HHMI is an express third party beneficiary of such writing; and (ii) any act or omission taken or made by an Affiliate of Company under this Agreement will be deemed an act or omission by Company under this Agreement.

(iii)

Company shall not sell, lease, license, gift, assign, or otherwise transfer the rights granted by Hospital under this Section 2.1(d) to any third party, except as provided in Section 2.1(d)(ii) with respect to Affiliates.

(iv)

Hospital hereby retains all rights, title, and ownership of the Biological Materials and any Biological Materials incorporated into Modifications. Company shall own all portions of the Modifications not including the Biological Materials. Use of any Modifications shall be subject to the terms of this Agreement.

(v)

The license granted hereunder in this Section 2.1(d) is non-exclusive and shall in no way prevent or restrict the right of Hospital and Hospital’s Affiliates and academic, government and not-for-profit institutions to make, to use and to distribute the Biological Materials for any purposes.

2.2    Sublicenses. Each sublicense granted hereunder shall be in writing and consistent with and comply with all terms of this Agreement, and shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement. Each sublicense granted hereunder shall also incorporate obligations, terms and conditions in favor of HHMI and the HHMI Indemnitees, as applicable, that are substantially similar to those undertaken by Company in favor of HHMI and the HHMI Indemnitees, as applicable, under this Agreement and intended for the protection of the HHMI Indemnitees, including, without limitation, the obligations, terms and conditions regarding indemnification, insurance and HHMI’s third party beneficiary status. Any sublicense granted by Company shall be subject to the prior written approval of Hospital, which approval shall not be unreasonably withheld, conditioned or delayed. A Sublicensee may not grant further sublicenses under this Agreement without the prior written approval of Hospital, which approval shall not be unreasonably withheld, conditioned or delayed provided that Hospital and HHMI are third party beneficiaries thereof and that the sublicense further meets all requirements of this Agreement. Company shall provide to Hospital a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within [***] days of executing the same. All such copies shall be treated as Company’s Confidential Information in accordance with Appendix F hereto. Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.7. Any sublicense which is not in accordance with the forgoing provisions shall be null and void.

2.3    Collaboration Agreements. Each Collaboration Agreement shall be in writing and consistent with and comply with all terms of this Agreement, and shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement. Each Collaboration Agreement must include a research and development plan mutually agreed upon between Company and such Collaborator, detailing any consideration to Company by Collaborator for the express purpose of funding, at reasonable cost, the expenses of bona fide prospective research and development of Clinical Products and/or Clinical Processes. Company shall provide Hospital with a reasonable opportunity to review and consult with Company in regards to the terms and conditions of any proposed Collaboration Agreement, including without limitation for purposes of confirming Company’s compliance with the first sentence of this Section 2.3, prior to Company’s execution thereof.    In addition, Company shall provide to Hospital a fully signed non-redacted copy of each Collaboration Agreement and amendments thereto, including all exhibits, attachments and related documents, within [***] days of executing the same. All such copies shall be treated as Company’s Confidential Information in accordance with Appendix F hereto.

(i)

Novartis Collaboration Agreement. For clarity, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge that Company has entered into that certain Collaboration and License Agreement with Novartis Institutes for Biomedical Research, Inc. (“Novartis”) as of March 27, 2020 (the “Novartis Agreement”) and that Company has previously provided Hospital with a version of the Novartis Agreement which version is deemed to satisfy Company’s obligations under the first sentence of Section 2.3. In addition, the Parties agree that (a) the Novartis Agreement is deemed to be a Collaboration Agreement and Novartis is a Collaborator for purposes of this Agreement and (b) the execution of the Novartis Agreement and the receipt by Company of consideration thereunder constitutes the First Commercial Sale by the Company of an Assay Process in the MHC Class I Field. Consequently, Company will pay to Hospital (1) [***] of Other Income received by Company under the Novartis Agreement in accordance with Section 4.5(c) below and therefore will make a payment to Hospital within [***] days after the Signature Date in the amount of [***] and (2) [***] within [***] days after the Signature Date pursuant to Section 4.4(a)(i). Upon Hospital’s receipt of such payments from Company, such payments will constitute full and final satisfaction of, and Company is hereby released from, any payment obligation with respect to: (x) [***] payment received by Company under the Novartis Agreement; and (y) the milestone payable by Company pursuant to Section 4.4(a)(i).

2.4    Rights to Certain Future Inventions. For [***] years from the Effective Date, Hospital, through its Office of Innovation, may in its sole discretion, inform Company, in confidence, of any new patent applications for inventions that (i) are conceived or reduced to practice, in whole or in part, by Dr. Stephen Elledge as an inventor, and (ii) are improvements to the subject matter disclosed in the Patent Rights (“Improvements”). Subject to any pre-existing third party obligations, Hospital may in its sole discretion offer such patent applications to the Company for licensing in the License Field in the License Territory in such case, Hospital and Company may engage in good faith negotiation on the terms of such license, which shall be consistent with the terms of this Agreement. For clarity, Hospital has no obligation under this Agreement to identify or discuss Improvements to or with Company, or negotiate or enter into any license agreement with respect to the applicable Improvement.

2.5    Retained Rights; Requirements. Any and all licenses granted hereunder are subject to:

(a)

the right of Hospital and Hospital’s Affiliates and academic, government and not-for-profit institutions to make and to use the subject matter described and/or claimed in the Patent Rights for research and educational purposes; provided, however, that such research and educational purposes shall not include the production or manufacture of Products for sale; and

(b)

for Patent Rights supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)	the royalty-free non-exclusive license granted to the U.S. government; and

(ii)	the requirement that any Assay Products used or sold in the United States shall be manufactured substantially in the United States.

2.6    HHMI License. Company acknowledges that it has been informed that the Patent Rights and the Biological Materials were developed, at least in part, by employees of HHMI and that HHMI has a fully paid-up, non-exclusive, irrevocable, worldwide license to exercise any intellectual property rights with respect to the Patent Rights and Biological Materials for research purposes, with the right to sublicense to non-profit and governmental entities, but with no other rights to assign or sublicense (the “HHMI License”). The licenses granted under this Agreement are explicitly made subject to the HHMI License.

2.7     No Additional Rights. It is understood that nothing in this Agreement shall be construed to grant Company or any of its Affiliates a license, express or implied, under any patent owned solely or jointly by Hospital other than the Patent Rights expressly licensed hereunder. Hospital shall have the right to license any Patent Rights to any other party for any purpose outside of the License Field or the License Territory.

2.8     Provision of Biological Materials. Hospital shall provide Company with the Biological Materials. The Parties acknowledge and agree that Hospital has provided the Biological Materials as of the Signature Date.

(a)	Company shall reimburse Hospital for the reasonable cost of preparation and shipping of the Biological Materials.

(b)

Company agrees to provide Hospital with a written notice including the serial number and copy of any patent application, as filed, for any patent application claiming any invention generated by Company’s or its Affiliates’ use of the Biological Materials. Such notice shall be provided to Hospital within [***] days of filing. Hospital shall use such disclosures to determine what role, if any, Hospital had in creating the invention and Hospital shall maintain the application in confidence in accordance with Appendix F until such application is published. Disputes involving inventorship of any such inventions shall be determined in accordance with United States patent law.

(c)	The provision of the Biological Materials to Company shall in no way prevent or restrict Hospital’s right to publish relating to the Biological Materials.

(d)

In accordance with scientific custom, Company may publish the results of its research with the Biological Materials, any Product, or Modifications, and agrees to acknowledge Hospital’s contributions, as appropriate, in publications describing the research utilizing the Biological Materials or any Product or Modifications.

(e)

Company shall not use, and it shall ensure that its Affiliates will not use, the Biological Materials in humans, animals, or in any food products, including, without limitation, for treatment, diagnosis, prognosis, prophylaxis or other evaluation of patients.

(f)	Company shall use, and it shall ensure that its Affiliates will use, the Biological Materials and any Modifications in compliance with all applicable Federal, State, and local laws and regulations.

3.    DUE DILIGENCE OBLIGATIONS

3.1    Diligence Requirements. Company shall use, or shall cause its Affiliates, Collaborators or Sublicensees, as applicable, to use, Commercially Reasonable Efforts to develop and make available to the public (i) one or more Assay Products or Assay Processes in the License Territory in the License Field and (ii) one or more Clinical Products or Clinical Processes. In addition, Company, by itself or through its Affiliates or any Collaborator(s) or Sublicensee(s), as applicable, shall use Commercially Reasonable Efforts to achieve the following objectives within the time periods designated below following the Effective Date:

(a)	Pre-Sales Requirements.

[***]

(b)	Post-Sales Requirements.

[***]

Achievement of the objectives set forth in Section 3.1(a) and Section 3.1(b) shall be deemed to satisfy Company’s obligations to use Commercially Reasonable Efforts under this Section 3.1. The Parties acknowledge and agree that Company has achieved the milestones in clauses (i)-(iv) and (vi) of Section 3.1(a) as of the Signature Date.

3.2    Diligence Failures.

(a)

If Company has a good faith belief that it may not achieve any of the milestones set forth in Section 3.1 (the “Milestones”) due to delays beyond Company’s reasonable control (including action, inaction or delay by the FDA or any Regulatory Authority), it may notify Hospital in writing in advance of the relevant deadline. Company shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances alone will not constitute reasonable basis for such failure) (“Explanation”), and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”).

(i) If Company so notifies Hospital and provides Hospital with an Explanation and Plan, both of which are acceptable to Hospital in its reasonable discretion, then the Milestones will be amended by written amendment to incorporate the extended and/or amended milestone set forth in the Plan.

(ii) If Company so notifies Hospital and provides Hospital with an Explanation and Plan, but the Plan is not acceptable to Hospital in its reasonable discretion, then Hospital will explain to Company why the Plan is not acceptable and provide Company with suggestions for a Plan acceptable to Hospital. Company will have [***] days to provide Hospital with a Plan acceptable to Hospital, during which time Hospital agrees to work with Company in good faith in its effort to develop a Plan acceptable to Hospital. If, within such [***] days, Company provides Hospital with a Plan acceptable to Hospital, then the Milestones will be amended by written amendment to incorporate the extended and/or amended milestone set forth in the Plan. If, within such [***] days, Company fails to provide a Plan acceptable to Hospital, then Company will have until the original deadline of the relevant Development Milestone to meet such milestone. Company’s failure to do so shall constitute a material breach of this Agreement and Hospital shall have the right to terminate this Agreement forthwith in accordance with Section 10.4. Hospital’s sole and exclusive remedy for any breach of Section 3 is termination of this Agreement pursuant to Section 10.4.

(b)

If the delay is not due to circumstances described in Section 3.2(a), Company may, once and only once, at Company’s election and upon the issuance of written notice to Hospital, extend any or all of its diligence obligations set forth in Section 3.1(a) by up to [***], provided that Company pays Hospital an extension fee of [***] within [***] days after its issuance of the aforementioned written notice to Hospital.

(c)

If Company fails to achieve a diligence requirement set forth in Section 3.1 and does not avail itself of the procedures set forth in this Section 3.2, then Hospital may treat such failure as a default and may terminate this Agreement in accordance with Section 10.4.

3.3    Diligence Reports. Company shall provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.

4.    PAYMENTS AND ROYALTIES

4.1    License Issue Fee. Company shall pay Hospital a one-time, non-refundable license issue fee in the amount of [***] upon execution of this Agreement.

4.2    Patent Cost Reimbursement. Company shall reimburse Hospital for all costs associated with the preparation, filing, prosecution and maintenance of all Patent Rights (“Patent Costs”). Any Patent Costs incurred after the Effective Date shall be shared on a pro rata basis by Company and each additional licensee of the Patent Rights, if any, as of the Effective Date of such additional license. As of the Effective Date, Hospital has incurred approximately [***] in Patent Costs, which amount Company shall pay to Hospital upon execution of this Agreement. Company shall pay to Hospital, or at Hospital’s request directly to patent counsel, all other Patent Costs within thirty (30) days of Company’s receipt of an invoice for such Patent Costs either from Hospital or Hospital’s patent counsel. Company agrees to indemnify, defend and hold Hospital harmless (in accordance with the mechanisms set forth in Section 8) from and against any and all liabilities, damages, costs and expenses claimed by third parties arising from the failure of Company to timely pay such invoices and Patent Costs. Hospital shall instruct patent counsel to provide copies to Hospital for Hospital’s administrative files of all invoices detailing Patent Costs which are sent directly to Company. If Company pays any Patent Costs directly, Company shall advise patent counsel that Hospital is and shall remain patent counsel’s client.

4.3    Annual License Fee; Annual Minimum Royalty.

(a)

Before First Commercial Sale. Prior to the First Commercial Sale, Company shall pay to Hospital a non-refundable amount of [***] as an annual license fee within [***] days after each anniversary of the Effective Date.

(b)

After First Commercial Sale. Following the First Commercial Sale of any Product, Company shall pay Hospital a non-refundable minimum annual royalty in the amount of [***] per year within [***] days after each annual anniversary of the Effective Date. The annual minimum royalty shall be credited against royalties subsequently due on Net Sales made during the same calendar year, if any, but shall not be credited against royalties due on Net Sales made in any other year.

4.4    Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, Company shall pay Hospital the following milestone payments within [***] days of Company’s, Company’s Affiliates’, Sublicensees’, or Collaborators’ achievement of each milestone: [***]

Company will pay the foregoing amounts only with respect to (a) the first [***] Cancer Products to achieve Section 4.4(b) through Section 4.4(g) (and only for the first indication(s) for each of such Products), (b) the first indication for the first two Autoimmune Product to achieve Section 4.4(b) through Section 4.4(g) and (c) the first indication for the first [***] Infectious Disease Product to achieve Section 4.4(b) through Section 4.4(g). For clarity, the total amount payable by Company pursuant to this Section 4.4 shall not exceed (i) [***] for any particular

Therapeutic Product or Therapeutic Process (which is the total amount that would be paid by Company if all of the foregoing milestones are achieved for such Therapeutic Product or Therapeutic Process eligible for a milestone); or (ii) [***] for all Therapeutic Products and Therapeutic Processes (which is the total amount that would be paid by Company if all of the foregoing milestones are achieved for all Therapeutic Products or Therapeutic Processes eligible for a milestone).

4.5    Royalties; Sublicense Income; Other Income.

(a)	Royalties

(i)    Assay Products and Processes: Beginning with the First Commercial Sale of any Assay Product or Assay Process in any country in the License Territory which Sales are not pursuant to a Collaboration Agreement, Company shall pay Hospital during the term of any license granted under Section 2.1(a)(i) a running royalty of [***] of the Net Sales of all Assay Products and Assay Processes.

(ii)    Therapeutic Products and Therapeutic Processes: Beginning with the First Commercial Sale of any Therapeutic Product or Therapeutic Process in any country in the License Territory, and terminating with the [***] anniversary of the First Commercial Sale of a Therapeutic Product or Therapeutic Process, as applicable, Company shall pay Hospital a running royalty of:

(1) [***] of the Net Sales of all Therapeutic Products and Therapeutic Processes, if such Therapeutic Products and Therapeutic Processes are directed to Identified Targets identified on or prior the First Cut-Off Date; or

(2) [***] of the Net Sales of all Therapeutic Products and Therapeutic Processes developed by or for Company or any of its Affiliates or Sublicensees if such Therapeutic Products and Therapeutic Processes are directed to Identified Targets identified after the First Cut-Off Date but on or prior to the Second Cut-Off Date; or

(3) [***] of the Collaborator’s Net Sales of all Therapeutic Products and Therapeutic Processes that are directed to Identified Targets identified under and/or in the performance of a Collaboration Agreement.

For clarity, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge that Company has entered into that certain Research Collaboration and License Agreement with Poseida Therapeutics, Inc. (“Poseida”) as of October 19, 2020 (the “Poseida Agreement”) and that Company has previously provided Hospital with a version of the Poseida Agreement. In addition, the Parties agree that the rights granted by Company to Poseida under the Poseida Agreement constitute the Sale of a Therapeutic Product which is directed to an Identified Target that was identified prior to the Second Cut-Off Date and Poseida is not a Collaborator. Consequently, Company will pay to

Hospital [***] of the Net Sales received by Company under the Poseida Agreement in accordance with this Section 4.5(a)(ii)(2) and therefore will make a payment to Hospital within [***] days after the Signature Date in the amount of [***], which is equal to [***] of the up-front payment of [***] received by Company from Poseida under the Poseida Agreement. Upon Hospital’s receipt of such payment from Company, such payment will constitute full and final satisfaction of, and Company is hereby released from, any payment obligation with respect to such up-front [***] payment received by Company under the Poseida Agreement.

(iii)     Diagnostic Products and Diagnostic Processes: Beginning with the First Commercial Sale of any Diagnostic Product or Diagnostic Process in any country in the License Territory, and terminating with the [***] anniversary of the First Commercial Sale of a Diagnostic Product or Diagnostic Process, as applicable, Company shall pay Hospital a running royalty of:

(1) [***] of the Net Sales of all Diagnostic Products and Diagnostic Processes, if such Diagnostic Products and Diagnostic Processes are directed to Identified Targets identified on or prior to the First Cut-Off Date; or

(2) [***] of the Net Sales of all Diagnostic Products and Diagnostic Processes developed by or for Company or any of its Affiliates or Sublicensees, if such Diagnostic Products and Diagnostic Processes are directed to Identified Targets identified after the First Cut-Off Date but on or prior to the Second Cut-Off Date; or

(3) [***] of the Collaborator’s Net Sales of all Diagnostic Products and Diagnostic Processes that are directed to Identified Targets identified under and/or in the performance of a Collaboration Agreement.

For clarity, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge that Company has entered into that certain Option & Exclusive License Agreement with QIAGEN Sciences, LLC (“Qiagen”) as of November 5, 2020 (the “Qiagen Agreement”) and that Company has previously provided Hospital with a version of the Qiagen Agreement. In addition, the Parties agree that the rights granted by Company to Qiagen under the Qiagen Agreement constitute the Sale of a Diagnostic Product which is directed to an Identified Target that was identified prior to the Second Cut-Off Date and Qiagen is not a Collaborator. Consequently, Company will pay to Hospital [***] of the Net Sales received by Company under the Qiagen Agreement in accordance with this Section 4.5(a)(iii)(2) and therefore will make a payment to Hospital within [***] days after the Signature Date in the amount of [***], which is equal to [***] of the up-front payment of [***] received by Company from Qiagen under the Qiagen Agreement. Upon Hospital’s receipt of such payment from Company, such payment will constitute full and final satisfaction of, and Company is hereby released from, any payment obligation with respect to such up-front [***] payment received by Company under the Qiagen Agreement.

(b)

In the event that Company is legally or contractually required to make royalty payments to one or more third parties in order to practice Patent Rights or make, use, or sell any Assay Product or Assay Process, Company may offset a total of [***] of such third-party payments against any royalty payments that are due to Hospital in the same Reporting Period, provided that in no event shall the royalty payments for Assay Products or Assay Processes be reduced by more than [***] in any Reporting Period.

(c)	Other Income. Company shall pay Hospital [***] of any and all Other Income.

(d)	Sublicense Income.

(i)    Company shall pay Hospital [***] of any and all Sublicense Income.

(ii)     In the event that Company (a) sublicenses Patent Rights together with intellectual property owned by a third party that is legally required for Sublicensee to practice Patent Rights in a single agreement, and (b) is legally required to pay a percentage of Sublicense Income to such third party, Company may offset a total of [***] of such third party payments against any payments that are due under this Section 4.5(c) to Hospital in the same Reporting Period, provided that in no event shall the offsets allowed under clause (iii) of this Section 4.5(c),be less than [***] of Sublicense Income in any Reporting Period. No other offsets or credits for Sublicense Income shall be allowed.

(e)

All payments due to Hospital under this Section 4.5 shall be due and payable by Company within [***] days after the end of the Reporting Period in which the applicable Net Sales, Other Income or Sublicense Income is received, and shall be accompanied by a report as set forth in Sections 5.4, 5.5 and 5.6.

(f)

For clarity, Company’s obligation to pay royalties to Hospital under this Section 4.5 is imposed only once with respect to the same Product or Process, as applicable, regardless of the number of Patent Rights pertaining thereto and, with respect to any Clinical Products and Clinical Processes only, regardless of the number of Identified Targets to which such Product or Process is directed.

(g)

In the event that Company enters into an agreement with a third party that constitutes both a Collaboration Agreement and a Sublicense and Company receives any consideration from such third party which could be construed as both Other Income and Sublicense Income, Company shall allocate such amount(s) between Other Income and Sublicense Income for purposes of calculating the amount of the payment(s) owed by Company to Hospital under Section 4.5(c) and Section 4.5(d), respectively, in good faith in a manner that: (i) appropriately reflects the value of the Patent Rights Sublicensed by Company in the context of the entire transaction or series of related transactions of which the Sublicense is a part and (ii) is supported by a detailed written analysis and justification delivered to Hospital containing information reasonably sufficient to demonstrate the appropriateness of such valuation. Company shall provide Hospital with any additional information reasonably requested by Hospital to demonstrate the appropriateness of such valuation in a form and format reasonably acceptable to Hospital. In the event that Hospital disputes the appropriateness of such allocation, Hospital shall have the right to request that an independent third party, mutually agreed to by the Parties, conduct and certify an allocation of any such payment(s) between Other Income and Sublicense Income at Company’s expense (the “Independent Valuation”). The Independent Valuation, or such other allocation to which the Parties may mutually agree, shall then be used as the basis for calculating the payment(s) owed by Company to Hospital under Section 4.5(c) and Section 4.5(d), as applicable.

(h)

For the avoidance of doubt, (i) in the event that the Company or any of its Affiliates or Sublicensees Sells a Product or Process to a third party and no more than a de minimis amount of development of such Product or Process has occurred by or on behalf of the Company or such Affiliate or Sublicensee, as applicable, with respect to such Product or Process prior to such Sale, then such Sale shall constitute the Sale of an Assay Process or Assay Product, respectively, under this Agreement for which royalties will be payable to Hospital pursuant to Section 4.5(a)(i), (a)(ii)(3) or (a)(iii)(3), as applicable; (ii) any Product which (A) is directed to a biologic target that is identified pursuant to a Collaboration Agreement after the applicable Second Cut-Off Date, (B) reverts from the Collaborator to Company, its Affiliate or Sublicensee, as applicable, at any time after the effective date of such Collaboration Agreement and (C) is developed more than a de minimis amount by or on behalf of Company or any of its Affiliates or Sublicensees following such reversion shall not be considered a Clinical Product or Clinical Process or an Assay Product or Assay Process, and no payments of any kind (e.g., royalties, milestones, etc.) shall be owed by Company to Hospital under Article 4, including under Section 4.5(a)(i), with respect to such Product; and (iii) no royalties or milestones will be payable by Company to Hospital with respect to any Clinical Product or Clinical Process developed by or for Company or any of its Affiliates or Sublicensees, if such Clinical Product or Clinical Process is directed to Identified Targets identified after the applicable Second Cut-Off Date. For further clarity, in the case of clause (ii), if the criteria in sub-clauses (A) and (B) are both met but the Product is Sold to a third party by Company, its Affiliate or Sublicensee without having performed de minimis development on such Product prior to such Sale, then such Sale shall constitute the Sale of an Assay Process notwithstanding that the Company, its Affiliate or Sublicensee did not practice any Claims of the Patent Rights after such reversion and prior to such Sale.

4.6    Form of Payment. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this

Agreement and its Agreement Number and identify the obligation under this Agreement that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

Checks for all payments due to the Hospital under this Agreement shall be made payable to the Hospital and addressed as set forth below:

[***]

Payments via wire transfer should be made as follows:

[***]

4.7    Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest beginning on the first day following the Reporting Period to which such payment was incurred and until payment thereof at a per annum rate equal to [***] above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each Reporting Period, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude Hospital from exercising any other rights it may have as a consequence of the lateness of any payment.

4.8    Complex Consideration. The Parties acknowledge and agree that the royalty rates chosen by the Parties in Section 4.5(a)(ii) and Section 4.5(a)(iii) reflect that certain products and processes may not be covered by the Claims of the Patent Rights but may be derived from certain use of the Patent Rights, so that Company, unless explicitly provided otherwise in this Agreement, shall not be entitled to a reduction in such royalty rates, even if it does not at all times need or use a license to specific Patent Rights, until such royalty payments are no longer payable in accordance with the applicable terms of Section 4.5(a)(ii) and Section 4.5(a)(iii).

5.    REPORTS AND RECORDS

5.1    Diligence Reports. Within [***] days after the end of each calendar year, Company shall report in writing to Hospital on progress made toward the objectives set forth in Section 3.1 during such preceding twelve (12) month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2     Identified Target Reports. Within [***] days after the end of each Reporting Period, Company shall report in writing to Hospital on any and all Identified Targets identified during such proceeding [***] month period.

5.3    Milestone Achievement Notification. Company shall report to Hospital the dates on which it achieves the milestones set forth in Section 4.4 within [***] days of each such occurrence.

5.4    Sales Reports. Company shall report to Hospital the date of the First Commercial Sale in each country of the License Territory within [***] days of each such occurrence. Following the First Commercial Sale, Company shall deliver reports to Hospital within [***] days after the end of each Reporting Period. Each report under this Section 5.4 shall have substantially the format outlined in Appendix C, shall be certified as correct by an officer of Company and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

(a)	the number of Products and Processes Sold by Company, its Affiliates, Collaborators and Sublicensees in each country;

(b)

the amounts billed, invoiced and received by Company, its Affiliates, Collaborators and Sublicensees for each Product and Process, in each country, and total billings or payments due or made for all Products and Processes;

(c)	calculation of Net Sales for the applicable Reporting Period in each country, including an itemized listing of permitted offsets and deductions;

(d)	total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(e)	any other payments due to Hospital under this Agreement.

If no amounts are due to Hospital for any Reporting Period, the report shall so state.

5.5    Sublicense Income Reports. Company shall, along with delivering payment as set forth in Section 4.6, report to Hospital within [***] days of receipt the amount of all Sublicense Income received by Company, and Company’s calculation of the amount due and paid to Hospital from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments in substantially the format outlined in Appendix D.

5.6    Other Income Reports. Company shall, along with delivering payment as set forth in Section 4.6, report to Hospital within [***] days of receipt the amount of all Other Income received by Company, and Company’s calculation of the amount due and paid to Hospital from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments in substantially the format outlined in Appendix E.

5.7    Audit Rights. Company shall maintain, and shall cause each of its Affiliates, Sublicensees, and Collaborators to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Hospital in relation to this

Agreement, which records shall contain sufficient information to permit Hospital and its representatives reasonably acceptable to Company to confirm the accuracy of any payments and reports delivered to Hospital and compliance in all other respects with this Agreement. Company shall retain and make available, and shall cause each of its Affiliates and Sublicensees to retain and make available, such records for at least [***] years following the end of the calendar year to which they pertain, to Hospital and/or such representatives and upon at least [***] days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under this Agreement. If any examination conducted by Hospital or its representatives pursuant to the provisions of this Section reveals an underreporting or underpayment of [***] or more in any payment due to Hospital hereunder, Company shall bear the full cost of such audit and shall remit any amounts due to Hospital (including interest due in accordance with Section 4.7) within [***] days of receiving notice thereof from Hospital. Hospital may exercise its rights under this Section 5.6 only once per year for each audited entity.

5.8    Confidentiality. All information, records and reports provided or otherwise made available to Hospital and/or its representatives by or on behalf of Company or on behalf of any of its Affiliates, Collaborators or Sublicensees pursuant to this Section 5 shall be treated as Company’s Confidential Information in accordance with Appendix F hereto. For clarity, Hospital’s representatives may share information, records and reports from Company and/or its Affiliates, Collaborators and/or Sublicensees with Hospital in accordance with Section 5.6.

6.    PATENT PROSECUTION AND MAINTENANCE

6.1    Prosecution. Hospital shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in Patent Rights. Company shall reimburse Hospital for Patent Costs incurred by Hospital relating thereto in accordance with Section 4.2.

6.2    Copies of Documents. With respect to any Patent Right licensed hereunder, Hospital shall instruct the patent counsel prosecuting such Patent Right to (i) copy Company on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) provide Company with copies of draft submissions to the USPTO prior to filing; and (iii) give consideration to the comments and requests of Company or its patent counsel.

6.3    Company’s Election Not to Proceed. Company may elect to surrender any patent or patent application in Patent Rights in any country upon [***] days advance written notice to Hospital. Such notice shall relieve Company from the obligation to pay for future Patent Costs but shall not relieve Company from responsibility to pay Patent Costs incurred prior to the expiration of the [***] day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Hospital shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

6.4    Continued Prosecution and Maintenance. Hospital shall instruct patent counsel to file, prosecute and maintain patent applications included in Patent Rights in any country or region requested by Company as long as Company continues to support patent costs.

6.5    Confidentiality of Prosecution and Maintenance Information. Company agrees to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information in accordance with the provisions of Appendix F.

7.    THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

7.1     Company Right to Prosecute. Company shall have the first right, but not the obligation, to take action to enforce the Patent Rights against any third-party infringers in the Field in the Territory. Accordingly, Company may, upon notice to Hospital, initiate legal proceedings against the infringer at Company’s expense with respect to a claim of a Patent Right in the License Field in the License Territory.

Before commencing such action and without limiting Company’s right to enforce the Patent Rights in any way, Company and, as applicable, any Affiliate, shall consult with Hospital, concerning, among other things, Company’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided Company must have Hospital’s prior written consent with respect to selection of jurisdiction for any action in which Hospital may be joined as a party-plaintiff) and shall give careful consideration to the views of Hospital regarding the proposed action, including without limitation with respect to potential effects on the public interest. Company shall be responsible for all costs, expenses and liabilities in connection with any such action and shall indemnify and hold Hospital harmless therefrom, regardless of whether Hospital is a party-plaintiff, except for the expense of any independent counsel retained by Hospital in accordance with Section 7.5 below.

7.2    Hospital Right to Prosecute. If Hospital notifies Company that a third party is infringing the Patent Rights in the Licensed Field in the Licensed Territory and, within [***] days after its receipt of such notice, Company neither commences action to enforce the Patent Rights against such third party nor commences negotiations with such third party to discontinue its infringing activity, then Hospital may enforce the Patent Rights against such infringer.

7.3    Hospital Joined as Party-Plaintiff. If Company elects to commence an action as described in Section 7.1 above, Hospital shall, to the extent reasonably determined by Company to be required under applicable law to establish standing for the initiation or maintenance of such action, join such action as a party-plaintiff. Alternatively, if (and only if) (a) Hospital requests in writing not to join Company’s action as a party-plaintiff and (b) Company determines that Hospital’s assignment to Company of all Hospital’s right, title and interest in and to the Patent Rights to be enforced would allow Company to establish the necessary standing without diminishing Company’s ability to assert such Patent Rights and (c) Company is willing to grant the Hospital’s request conditioned on such an assignment being effected, and (d) subject to HHMI’s prior written approval (which may be withheld or granted in HHMI’s sole discretion), then Hospital shall assign to Company all of Hospital’s right, title and interest in and to such Patent Rights rather than join Company’s action as a party-plaintiff. If Hospital makes such an assignment, such action by Company shall thereafter be brought or continued without Hospital as a party; provided, however, that Hospital shall continue to have all rights of prosecution and maintenance with respect to Patent Rights and Company shall continue to meet all of its obligations under this Agreement as if the assigned Patent Right were still licensed to Company hereunder.

7.4    Notice of Actions; Settlement. Company shall promptly inform Hospital of any action or suit relating to Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action relating to Patent Rights, including but not limited to appeals without the prior written consent of Hospital (which shall not be unreasonably withheld, conditioned or delayed).

7.5    Cooperation. Each Party agrees to cooperate reasonably in any action under Section 7 which is controlled by the other Party, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 7.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the Party bringing suit in accordance with Section 7.6.

7.6    Recovery. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) to the extent relating to the Patent Rights shall first be applied to reimbursement of any legal fees and expenses incurred by either Party and then the remainder shall be divided between the Parties as follows:

(a)	(i) Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied; and

(ii)     Hospital shall receive an amount equal to the royalties and other amounts that Company would have paid to Hospital if Company had Sold the infringing Products and Services rather than the infringer; and

(b)    the balance, if any, remaining after Company and Hospital have been compensated under Section 7.6(a) shall be split [***] to the Party bringing suit and [***] to the other Party.

8.    INDEMNIFICATION AND INSURANCE

8.1    Indemnification.

(a)	Company shall indemnify, defend and hold harmless Hospital and its Affiliates and their respective trustees, directors, officers, medical and professional staff,

employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments (each, a “Claim”) arising out of (i) the practice by Company, its Affiliates and Sublicensees of the Patent Rights, (ii) the development, manufacture, distribution, sale or use of Products or Processes, including without limitation any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used, or sold or performed pursuant to any right or license granted under this Agreement or Collaboration Agreement or (iii) the use, storage, handling, or disposal of the Biological Materials by Company or its Affiliates; provided, however, that the above indemnification shall not apply to any Claim to the extent that it is directly attributable to the gross negligence or willful misconduct of any Indemnitee.

(b)

The Indemnitees agree to provide Company with prompt written notice of any Claim for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to the Hospital to defend against any Claims brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that the Indemnitees collectively shall have the right to retain their own counsel, at the expense of Company, if representation of such Indemnitees by counsel retained by Company would be inappropriate because of conflict of interests of such Indemnitee and Company. Company agrees to keep Hospital informed of the progress in the defense and disposition of such Claim and to consult with Hospital prior to any proposed settlement. Neither Company nor Hospital shall settle any such Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

(c)

HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Company from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “HHMI Claims”), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense or any Collaboration Agreement or the use, handling, storage, or disposition of the Biological Material by Company or others who possess the Biological Material through a chain of possession leading back, directly or indirectly, to Company, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any HHMI Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision of this Agreement, Company’s obligation to defend, indemnify and hold harmless the HHMI

Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way. An HHMI Indemnitee shall provide Company with notice of any claim for which indemnification may be sought pursuant to this Agreement reasonably promptly following actual receipt of written notice thereof by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of any HHMI Indemnitee to give reasonably prompt notice to Company of any such claim shall not affect the rights of such HHMI Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Company. Company agrees not to settle any HHMI Claim against an HHMI Indemnitee without HHMI’s written consent, where (a) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (b) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled HHMI Claim.

(d)	This Section 8.1 shall survive expiration or termination of this Agreement.

8.2    Insurance.

(a)

Beginning at such time as any such Product or Process (including any service that practices such Process) is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] per incident and [***] annual aggregate and naming the Indemnitees and HHMI Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under Section 8.1 of this Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of [***] annual aggregate) such self-insurance program must be acceptable to the Hospital and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Company’s liability with respect to its indemnification under Section 8.1 of this Agreement.

(b)

Company shall provide Hospital with written evidence of such insurance upon request of Hospital. Company shall provide Hospital with written notice at least [***] days prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage prior to the expiration of such [***] day period, Hospital shall have the right to terminate this Agreement effective at the end of such [***] day period without notice or any additional waiting periods.

(c)

Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company or by a licensee, affiliate or agent of Company and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than [***] years.

(d)	This Section 8.2 shall survive expiration or termination of this Agreement.

(e)	Any limitation of liability within this Agreement shall not limit the extent of the Company’s and its assigns’ and successors’ insurance obligations indicated within Section 8.2.

9.     DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1    Title to Patent Rights. To the best knowledge of Hospital’s Innovation office as of the Effective Date: (a) Hospital is the sole and exclusive owner by assignment of the Patent Rights from Mohammad Haj Dezfulian, and Tomasz Kula, and by assignment from Stephen J. Elledge to HHMI and from HHMI to Hospital in accordance with and subject to the conditions of the HHMI License; (b) Hospital has the authority to enter into this Agreement and license the Patent Rights to Company hereunder; (c) Hospital has not received any notice challenging the validity, enforceability, effectiveness, or ownership of any of the Patent Rights; (d) the Patent Rights are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute; and (e) Hospital has not received any notice about any individual who is not currently listed as an inventor of any of the Patent Rights that such individual should be listed as an inventor of any of the Patent Rights. For clarity, the Parties acknowledge that the U.S. patent application with serial number 62/516,977 will first publish in December 2018.

9.2    No Warranties. HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

9.3    Limitation of Liability. EXCEPT FOR COMPANY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 8 AND FOR COMPANY’S WILLFUL MISCONDUCT AND/OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, COLLABORATORS, SUBLICENSEES OR DISTRIBUTORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.4    BECAUSE THE BIOLOGICAL MATERIALS ARE EXPERIMENTAL IN NATURE, THEY ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. HOSPITAL HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE BIOLOGICAL MATERIALS, PRODUCT AND MODIFICATIONS, THEIR USE, OR THE METHODS USED IN MAKING OR USING SUCH BIOLOGICAL MATERIALS, PRODUCT AND MODIFICATIONS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS. HOSPITAL SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES SUFFERED BY COMPANY, ANY LICENSEE, ANY AFFILIATE OR ANY OTHERS RESULTING FROM COMPANY’S AND/OR ITS AFFILIATES’ USE AND/OR POSSESSION OF THE BIOLOGICAL MATERIALS, PRODUCT, AND MODIFICATIONS.

10.    TERM AND TERMINATION

10.1    Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the later of:

(a)	the date on which all issued patents and filed patent applications within the Patent Rights have expired or been abandoned, and

(b)	[***] year after the last Sale for which a royalty is due under Section 4.5(a)(ii) and Section 4.5(a)(iii);

unless this Agreement is terminated earlier in accordance with any of the other provisions of Section 10.

10.2    Termination for Failure to Pay. If Company fails to make any payment due hereunder, Hospital shall have the right to terminate this Agreement upon [***] days written notice, unless Company makes such payments plus any interest due, as set forth in Section 4.7, within said

[***] day notice period. If such payments are not made, Hospital may immediately terminate this Agreement at the end of said [***] day period. Company shall be entitled to only one such cure period in a calendar year; for a second failure to make an undisputed payment on time, Hospital shall have the right to terminate this Agreement immediately upon written notice.

10.3    Termination for Insurance and Insolvency.

(a)	Insurance. Hospital shall have the right to terminate this Agreement in accordance with Section 8.2(b) if Company fails to maintain the insurance required by Section 8.2.

(b)

Insolvency and other Bankruptcy Related Events.    Hospital shall have the right to terminate this Agreement immediately upon written notice to Company with no further notice obligation or opportunity to cure if Company is judicially determined to be insolvent, is adjudged bankrupt, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Company and not dismissed within [***] days, or if Company becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business without a successor.

10.4    Termination for Non-Financial Default. If Company (either directly or through any of its Affiliates, Collaborators or any Sublicensee) shall default in the performance of any of Company’s obligations under this Agreement not otherwise covered by the provisions of Section 10.2 and 10.3, and if such default has not been cured within [***] days after notice by Hospital in writing of such default, Hospital may immediately terminate this Agreement, and/or any license granted hereunder with respect to the country or countries in which such default has occurred, at the end of said [***] day cure period.

Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that Company defaults in the performance of its obligations under this Agreement solely with respect to a particular Product Category or License Field (e.g., if Company breaches its diligence obligations under Section 3.1 with respect to the Sale of any Assay Product or Assay Process which is not a Sale to a Collaborator pursuant to a Collaboration Agreement in respect of any License Field and if such default has not been cured within [***] days after notice by Hospital in writing of such default), then Hospital shall have the right to terminate this Agreement and/or any such license solely with respect to such Product Category and such License Field, as applicable, and Company’s rights and licenses hereunder with respect to the other Product Category and License Field, as applicable, will remain in effect. In addition, Hospital shall have the right to terminate this Agreement and/or any such license, each on a Product Category-by-Product Category and License Field-by-License Field basis, immediately upon written notice, in the event of repeated defaults with respect to the same Product Category or License Field, as applicable, even if such defaults are cured within the applicable [***] day periods. For the purposes of this Section 10.4, the term “Product Category” is understood by the Parties to refer to each of the following groups of Products and Processes: (i) the research, development and commercialization of Clinical Products and Clinical Processes, and (ii) Sale of an Assay Product

or Assay Process which is both (a) not a Sale to a Collaborator pursuant to a Collaboration Agreement and (b) the use or performance of such Assay Product or Process, as applicable, as a commercial service, on a fee-for-service basis, solely on behalf of or for the benefit of a third party.

10.5    Challenging Validity. If Company or any of its Affiliates (“Challenging Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights (a “Challenge Proceeding”) or assists a Sublicensee in bringing a Challenge Proceeding, in each case, except as required under a court order or subpoena or as a defense against a claim, action or proceeding asserted by Hospital against Company, its Affiliates, or their Sublicensees, Hospital shall have the right to terminate this Agreement and any license granted hereunder immediately.    If a Sublicensee brings a Challenge Proceeding (except as required under a court order or subpoena or as a defense against a claim, action or proceeding asserted by Hospital against such Sublicensee), then Hospital may send a written demand to Company to terminate such sublicense. If Company fails to terminate such sublicense within [***] days after receipt of Hospital’s demand, Company shall be deemed to be assisting such Sublicensee in bringing a Challenge Proceeding for purposes of this Section 10.5. If Company complies with such demand and terminates the applicable sublicense, then Company shall not be deemed to be assisting such Sublicensee in bring a Challenge Proceeding (except to the extent Company is otherwise actively assisting such Sublicensee in bringing such Challenge Proceeding).

During the Challenge Proceeding, Company will continue to pay all royalties due at the applicable rate during the pendency of such action and Company’s obligations under Section 4.2 shall continue during the pendency of such action including the obligation for Company to reimburse Hospital for all costs actually incurred by Hospital in connection with the applicable legal proceedings. Should the outcome of a Challenge Proceeding determine that any contested claim of a Patent Right challenged by Company or Company Affiliates or Sublicensee is valid and enforceable, Company will (a) thereafter pay the royalties due hereunder at the rate of [***] times the applicable rate for all Assay Products and Assay Processes Sold; and (b) within [***] days after the date of such resolution of such action (i) pay to Hospital the amount equal to [***] of the amount paid or payable by Company to Hospital as royalties on Net Sales of Assay Products and Assay Processes under Section 4.5 of this Agreement during the pendency of such Challenge Proceeding. Should the outcome of a Challenge Proceeding described in the first sentence of this Section result in claims that are narrowed and/or invalidated (“Successful Challenge”), Company will have no right to recoup any royalties or other amounts paid to Hospital and Hospital shall have the right to terminate this Agreement immediately, solely with respect to the patent family relating to the same invention as the Patent Rights that were the subject of such Successful Challenge, where each member of the patent family has for the basis of its priority right exactly the same originating application or applications.

For all purposes of the foregoing, the term Challenge Proceeding shall not be deemed to include (a) Company payments of patent costs to another licensor or assignor of patents or patent applications owned, licensed, or controlled by Company as required by the agreement under which the Company obtained rights to such patent rights, even if the licensor or assignor is engaging in behavior or presenting arguments that would themselves be considered a Challenge

Proceeding if done by the Company, (b) Company or its Affiliates being an essential party in any patent interference proceeding before the United States Patent and Trademark Office, which interference Company or its Affiliates acts in good faith to try to settle, or (c) Company, due to its status as an exclusive licensee of patent rights other than the Patent Rights, being named by the licensor of such patent rights as a real party in interest in such an interference, so long as Company either abstains from participation in, or acts in good faith to settle, the interference, or (d) arguments made by Company that distinguish the inventions claimed in patents or patent applications owned or controlled by Company (“Company Patents”) from those claimed in the Patent Rights but do not disparage the Patent Rights or raise any issue of Patent Rights’ compliance with or sufficiency under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Company Patents or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Company Patents have been challenged.

10.6    Termination by Company. Company shall have the right to terminate this Agreement and/or, on a country-by-country basis, any license granted hereunder by giving [***] days advance written notice to Hospital and upon such termination shall immediately cease all use and Sales of Assay Products and Assay Processes in the countries for which such license is terminated, subject to Section 10.9.

10.7    Effect of Termination on Sublicenses. Except as set forth in this Section 10.7, all sublicenses granted by Company under the Patent Rights shall terminate upon termination of this Agreement. Hospital may elect, in its sole discretion, upon the written request of any Sublicensee, such request to be made within [***] days of such Sublicensee’s receipt of a written notice of termination of this Agreement from either Company or Hospital, to enter into negotiation of a license agreement with such Sublicensee, effective as of the effective date of termination of this Agreement which shall be co-extensive with the then-current scope of the sublicense granted by Company to such Sublicensee with respect to the Patent Rights, provided, however, that such Sublicensee is not at that time in material breach of its sublicense.

10.8    Effects of Termination of Agreement. Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5 (including Identified Target Reports under Section 5.2) shall be submitted to Hospital and all royalties and other payments, including without limitation any unreimbursed Patent Costs, accrued or due to Hospital as of the termination date shall become immediately payable. Company shall cease, and shall cause its Affiliates and Sublicensees (subject to Section 10.7) to cease under any sublicense granted by Company, all Sales and uses of Assay Products and Assay Processes upon such termination, subject to Section 10.9. The termination or expiration of this Agreement or any license granted hereunder shall not relieve Company, its Affiliates or Sublicensees of obligations arising before such termination or expiration.

10.9    Inventory. Upon early termination of this Agreement other than for Company default, Company, Company Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Assay Products that exist as of the effective date of termination provided that (i) Company pays Hospital the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (ii) Company,

Company Affiliates and Sublicensees whose sublicense has terminated shall complete and sell all work-in-progress and inventory of Assay Products within [***] months after the effective date of termination. Upon expiration of this Agreement, Company shall pay to Hospital the royalties set forth in Section 4.5(a) for Sales of any Assay Product that was in inventory or was a work-in-progress on the date of expiration of the Agreement.

10.10    Escalation. If a dispute arises between the Parties relating to, arising out of, or in any way connected with this Agreement or any term or condition hereof, including the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (“Dispute”), the Parties shall discuss the matter in good faith. In the event that the Parties are unable to resolve such Dispute within [***] days after notice of such Dispute is given by one Party to another Party in writing, then either Party can escalate (“Escalation”) such Dispute for discussion between the CEO of Company (or his or her designee) and an executive leader of Hospital, each of whom is authorized to settle a Dispute on behalf of their respective companies (the “Senior Officers”). Upon such escalation, the Senior Officers shall discuss the Dispute in good faith and how such Dispute may be remediated. If the Dispute is not resolved by the Senior Officers within [***] days after the commencement of their discussions (which periods may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, the Dispute shall be finally resolved by judicial process commenced by either Party.

10.11     Effects of Termination on Biological Materials. Upon expiration or termination of this Agreement by Hospital, for any reason, Company shall destroy Biological Materials, and shall provide written certification to Hospital within [***] days after the effective date of any such expiration or termination that the Biological Materials have been destroyed. The termination or expiration of this Agreement shall not relieve Company or its Affiliates of any obligations with respect to the Biological Materials arising before such termination or expiration.

11.    COMPLIANCE WITH LAW

11.1    Compliance. Company shall have the sole obligation for compliance with, and shall ensure that any Affiliates, Collaborators and Sublicensees comply with, all government statutes and regulations that relate to Products and Processes, including, but not limited to, those of the Food and Drug Administration and the Export Administration, as amended, and any applicable laws and regulations of any other country in the License Territory. Company agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export, or import Products or Processes covered by Patent Rights and/or Confidential Information. Subject to the procedures set forth in Section 8.1(b), Company shall indemnify and hold harmless Hospital for third party claims resulting from any breach of Company’s obligations under this Section 11.1. Subject to the procedures set forth in Section 8.1(c), Company shall indemnify, defend and hold harmless HHMI Indemnitees for any HHMI Claims resulting from any breach of Company’s obligations under this Section 11.1.

11.2    Patent Numbers. Company shall cause all Assay Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Company shall similarly cause all Assay Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

12.    MISCELLANEOUS

12.1    Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding the Material License.

12.2    Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other party. Notices will be deemed effective (a) [***] working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand. Unless changed in writing in accordance with this Section, the notice address for Hospital shall be as follows:

Chief Innovation Officer, Innovation

Brigham and Women’s Hospital

215 First Street, Suite 500

Cambridge, MA 02142

12.3    Amendment; Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4    Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.5    Assignment. Company shall not assign this Agreement or any of its rights or its obligations under this Agreement without the prior written consent of Hospital; provided, however, that if Company is not in breach of its diligence obligations as set forth in Section 3.1(a) and 3.1(b) as of the effective date of assignment , no such consent will be required to assign this Agreement to: (a) a successor of the Company’s business to which this Agreement pertains or to a purchaser of substantially all of the Company’s assets related to this Agreement, so long as such successor or purchaser shall agree in writing to be bound by all of the terms and conditions hereof prior to such assignment; or (b) an Affiliate of Company so long as such Affiliate shall agree in writing to be bound by all of the terms and conditions hereof prior to such assignment. Company shall notify Hospital in writing of any such assignment and provide a copy of all assignment documents and related agreements to Hospital within [***] days after such assignment. Failure of an assignee to agree to be bound by the terms hereof or failure of Company to notify Hospital and provide copies of assignment documentation shall be grounds for termination of this Agreement for default subject to Section 10. Further, neither any rights granted under this Agreement nor any sublicense may be assigned by any Sublicensee without the prior written consent of Hospital.

12.6    Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.7    Use of Name. Neither Party shall use the name of the other Party or of any trustee, director, officer, staff member, employee, student or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used. For Hospital, such approval shall be obtained from Hospital’s VP of Public Affairs. Notwithstanding the foregoing or anything in this Agreement to the contrary, Company will be permitted to disclose the terms and existence of this Agreement to its Affiliates and its and their prospective and actual acquirers, licensees, Collaborators, Sublicensees, Distributors, investors, accountants, lawyers, advisors, consultants, contractors, lenders, underwriters, and collaborators, each of which prior to disclosure will be required to enter into a confidentiality agreement to discuss a business relationship related to the Patent Rights that is consistent with the provisions of Appendix F. Company acknowledges that under HHMI policy, Company may not use the name of HHMI or of any HHMI employee (including Dr. Elledge) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance. For HHMI, such approval shall be obtained from HHMI’s Office of General Counsel.

12.8    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each Party agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of this Agreement or the subject matter hereof.

12.9    Hospital Policies. Company acknowledges that Hospital’s employees and medical and professional staff members and faculty and the employees and staff members and faculty of Hospital’s Affiliates are subject to the applicable policies of Hospital and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Company shall provide Hospital with any agreement it proposes to enter into with any employee or staff member or faculty of Hospital or any of Hospital’s Affiliates for Hospital’s prior review and shall not enter into any oral or written agreement with such employee or staff member or faculty which conflicts with any such policy. Hospital shall provide Company, at Company’s request, with copies of any such policies applicable to any such employee or staff member or faculty.

12.10    Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.11    Survival. In addition to any specific survival references in this Agreement, Sections 1, 2.5, 4.2 (but only with respect to Patent Costs incurred while Company retained a license to the corresponding Patent Rights), 4.4, 4.5(a)(ii) (but only for the remainder of any applicable ten (10) year royalty period referenced therein), 4.5(a)(iii) (but only for the remainder of any applicable ten (10) year royalty period referenced therein), 4.5(f), 4.6, 4.7, 4.8, 5.2 (but only with respect to Company’s obligation to provide a final Identified Target Report, which shall be reported in writing to Hospital within sixty (60) days after the effective date of termination of the Agreement), 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 6.5, 8.1, 8.2, 9.2, 9.3, 10.7, 10.8, 10.9, 12.1, 12.2, 12.3, 12.4, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13 and 12.14 shall survive termination or expiration of this Agreement.

12.12    Interpretation. The Parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.13    Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

12.14    Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any Company, Sublicensee, Collaborator or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

TSCAN THERAPEUTICS, INC.		THE BRIGHAM AND WOMEN’S HOSPITAL, INC.

BY:	/s/ David P. Southwell	BY:	/s/ Jeanneatte Fiala, PhD
Name:	David P. Southwell	Name:	Jeannette Fiala, PhD

Director, Licensing
TITLE:	President and CEO	TITLE:	Mass General Brigham, Innovation

DATE:	April 20, 2021	DATE:	April 20, 2021

Appendix A

DESCRIPTION OF PATENT RIGHTS

[***]

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Appendix B

BIOLOGICAL MATERIALS

•	[***]

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Appendix C

SALES REPORTS

[***]

Appendix D

FORM OF SUBLICENSE INCOME REPORT

[***]

Appendix F

CONFIDENTIALITY TERMS AND CONDITIONS

1.    Definition of Confidential Information. “Confidential Information” shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by one Party (each a “Discloser” as applicable) to the other Party (each a “Recipient” as applicable) in connection with the terms of that certain Exclusive Patent License Agreement dated December 5th, 2018 (the “License Agreement”) and identified as confidential at the time of disclosure (the “Purpose”). Hospital’s Confidential Information shall also include all information disclosed by Hospital to Company in connection with the Patent Rights. Capitalized terms used in this Appendix that are not otherwise defined herein have the meanings ascribed in the License Agreement to which this Appendix is attached and made a part thereof.

2.    Exclusions. “Confidential Information” under this Agreement shall not include any information that (i) is or becomes publicly available through no wrongful act of Recipient; (ii) was known by Recipient prior to disclosure by Discloser, as evidenced by tangible records; (iii) becomes known to Recipient after disclosure from a third party having an apparent bona fide right to disclose it; (iv) is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records; or (v) is disclosed to another party by Discloser without restriction on further disclosure. The obligations of confidentiality and non-use set forth in this Appendix F shall not apply with respect to any information that Recipient is required to disclose or produce pursuant to applicable law, court order or other valid legal process provided that Recipient promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure.

3.    Permitted Purpose. Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely for the Purpose as described in the License Agreement, except as may be otherwise specified in a separate definitive written agreement negotiated and executed between the parties.

4.    Restrictions. For the term of the License Agreement and a period of [***] years thereafter (and indefinitely with respect to any individually identifiable health information disclosed by Hospital to Company, if any), each Recipient agrees that: (i) it will not use such Confidential Information for any purpose other than as specified herein, including without limitation for its own benefit or the benefit of any other person or entity; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) not to disclose such Confidential Information to any other person or entity except as expressly permitted hereunder.

Notwithstanding the foregoing or anything in this Appendix F or in the License Agreement to the contrary, Recipient may, however, disclose Discloser’s Confidential Information (a) on a need- to-know basis to its and its Affiliates officers, directors, employees, consultants, advisers, staff members and agents (“Receiving Individuals”) who are directly participating in the Purpose and who are informed of the confidential nature of such information, provided Recipient shall be responsible for compliance by Receiving Individuals with the terms of this Agreement and any breach thereof, (b) in connection with prosecuting or defending litigation in accordance with Section 7 of the License Agreement; provided that the party making a disclosure under this Section 4 shall seek confidential treatment, a protective order, or seek to file under seal if reasonably requested by the other party, and (c) in the case of Hospital, to HHMI provided that, prior to disclosure, HHMI must agree to obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Appendix F, and (d) in the case of Company, (i) in connection with making filings with the Securities and Exchange Commission or foreign equivalent, any stock exchange or market, or any regulatory authorities, which shall include publicly disclosing or filing the License Agreement as a “material agreement” in accordance with applicable law or applicable stock exchange regulations or (ii) to its Affiliates and its and their prospective and actual acquirers, licensees, sublicensees, distributors, investors, accountants, lawyers, advisors, consultants, contractors, lenders and underwriters, each of which prior to disclosure must be bound by written or legally enforceable obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Appendix F.

Each party further agrees not to use the name of the other party or any of its Affiliates or any of their respective trustees, directors, officers, staff members, employees, students or agents in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used, in the case of Hospital such approval to be given by the Public Affairs Department. This Section 4 shall survive termination or expiration of the License Agreement.

5.    Right to Disclose. Discloser represents that to the best of its knowledge it has the right to disclose to each Recipient all of Discloser’s Confidential Information that will be disclosed hereunder.

6.    Ownership. All Confidential Information disclosed pursuant to this Agreement, including without limitation all written and tangible forms thereof, shall be and remain the property of the Discloser. Upon termination of this Agreement, if requested by Discloser, Recipient shall return or destroy at Discloser’s discretion all of Discloser’s Confidential Information, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of determining Recipient’s legal obligations hereunder.

7.    No License. Nothing in this Appendix F shall be construed as granting or conferring, expressly or impliedly, any rights by license or otherwise, under any patent, copyright, or other intellectual property rights owned or controlled by Discloser relating to Confidential Information, except as specifically set forth in the License Agreement.

8.    Remedies. Each party acknowledges that any breach of this Appendix F by it may cause irreparable harm to the other Party and that each party is entitled to seek injunctive relief and any other remedy available at law or in equity.

9.    General. This Appendix F, along with the License Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede any prior oral or written understandings between the Parties relating to confidential treatment of information. Sections 1, 2, 4, 6, 8 and 9 of this Appendix F shall survive any expiration or termination of the License Agreement.